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                                                                    Exhibit 12.1


                    AMERICAN RESTAURANT GROUP HOLDINGS, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


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
                                                                                                               THIRTEEN WEEKS
                                                                 YEAR ENDED                                         ENDED
                                      ----------------------------------------------------------------      ----------------------
                                      DECEMBER      DECEMBER      DECEMBER      DECEMBER      DECEMBER       MARCH         MARCH
                                         28,           27,           26,           25,           30,           25,           31,
                                        1992          1993          1994          1995          1996          1996          1997
                                      --------      --------      --------      --------      --------      --------      --------

Earnings
Net loss before taxes.............
 Extraordinary loss ..............    $(12,129)     $(19,659)     $(18,931)     $(47,421)     $(47,361)     $ (5,111)     $ (4,755)
Fixed charges ....................      32,642        34,708        44,534        46,292        49,815        11,904        12,226
                                      --------      --------      --------      --------      --------      --------      --------
Total earnings ...................      20,513        15,049        25,603        (1,129)        2,454         6,793         7,471
                                      ========      ========      ========      ========      ========      ========      ========
Fixed charges:
 Operating lease expense .........      17,416        19,283        20,523        21,844        23,919         5,589         7,553
Interest factor ..................          33%           33%           33%           33%           33%           33%           33%
Interest portion .................       5,747         6,363         6,773         7,209         7,893         1,844         2,492

Interest expense .................      23,185        23,982        34,190        35,450        37,954         9,144         8,443

Amortization of debt costs .......       3,710         4,363         3,571         3,633         3,968           916         1,291
                                      --------      --------      --------      --------      --------      --------      --------
Total fixed charges ..............      32,642        34,708        44,534        46,292        49,815        11,904        12,226
                                      ========      ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges        0.63          0.43          0.57         (0.02)         0.05          0.57          0.61
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